Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 333-74297) and Form S-8 (Nos. 333-279106 and 333-196990) of Shenandoah Telecommunications Company of our reports dated February 26, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shenandoah Telecommunications Company, appearing in this Annual Report on Form 10-K of Shenandoah Telecommunications Company for the year ended December 31, 2025.

/s/ RSM US LLP

Boston, Massachusetts
February 26, 2026